Exhibit 10.2

AGREEMENT

     THIS AGREEMENT (the “Agreement”) is made as of January 24, 2003, by and between Eclipsys Corporation (the “Company”) and Harvey J. Wilson (“Wilson”).

WITNESSETH:

     WHEREAS, Wilson has been employed by the Company and has been serving as Chairman of the Board of the Company;

     WHEREAS, on January 24, 2003, Wilson resigned both as Chairman of the Board and as an employee of the Company pursuant to a resignation letter (the “Letter”), which included the terms upon which Wilson was resigning, and the Board of Directors of the Company (the “Board”) accepted such resignation and those terms; and

     WHEREAS, this Agreement, along with that certain Consulting Agreement of even date between Wilson and the Company (the “Consulting Agreement”), is intended to formalize and memorialize the terms agreed to by Wilson and the Board in the Letter;

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.     Resignation. The parties acknowledge that Wilson has resigned, effective as of January 24, 2003 (the “Resignation Date”), as Chairman and an employee of the Company. Wilson currently intends to continue to serve on the Board, subject to the Company’s by-laws, until the next regularly scheduled meeting of the Board to be held in April 2003.

     2.     Salary and Benefits. Wilson will be entitled to his salary at the then current rate through the Resignation Date, as well as payment for any accrued, unused vacation time, sick time and personal days in accordance with the Company’s standard practices. Wilson acknowledges that his target bonus for 2002 was discretionary, and that he has not earned and will not be entitled to any bonus for 2002 or any part of 2003. Wilson may elect to continue receiving group medical, dental and vision insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. following the Resignation Date. Except as otherwise provided in the Consulting Agreement, following the Resignation Date, all group medical insurance premium costs shall be paid by Wilson on a monthly basis for as long as, and to the extent that, he remains eligible for COBRA continuation coverage. Wilson’s entitlement to all other benefits, including without limitation life insurance and long term disability insurance, will cease upon the Resignation Date in accordance with the plans.

     3.     Chairman Emeritus. Wilson hereby accepts the position of Chairman Emeritus effective as of the Resignation Date. The parties acknowledge that this is an honorary position and not an employment position with the Company, and that Wilson is no longer an employee of the Company as of the Resignation Date. Wilson will receive an honorarium at a rate of $50,000 per annum as Chairman Emeritus, payable bi-weekly during the period for which Wilson continues to serve as Chairman Emeritus. Wilson shall be entitled to continue to serve in the capacity of Chairman Emeritus for an initial term of seven years. The term of Wilson’s service as Chairman Emeritus will be extended automatically for an additional year on each anniversary of the Resignation Date unless the Company notifies Wilson prior to such anniversary that it is electing not to extend the term. Wilson may terminate his position as Chairman Emeritus at any time upon thirty days written notice, which shall be provided to the Company’s then current Chairman of the Board. In any event, Wilson’s term as Chairman Emeritus shall terminate upon (a) his disability (as defined in the Company’s long-term disability plan in effect from time to time) or death, (b) his conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony, or (c) the reasonable determination of the Board that he has materially breached the provisions of this Agreement, the Standard Agreement (as defined below) or the Consulting Agreement.

     4.     Stock Options. The parties acknowledge that Wilson currently has two unexercised stock options, one dated April 8, 1998 allowing him to purchase 66,666 shares of the Company’s common stock at a purchase price of $15.00 per share (“Option One”), and one dated July 11, 2000 allowing him to purchase 750,000 shares of the Company’s common stock at a purchase price of $8.25 per share (“Option Two” and, together with Option One, the “Options”). The Options are hereby amended to provide (i) that each will be fully vested and (ii) that, notwithstanding Wilson’s resignation as an employee of the Company, each will remain exercisable pursuant to its terms for its full remaining term (through and including April 8, 2008, in the case of Option One, and through and including July 11, 2010, in the case of Option Two). Wilson acknowledges that, to the extent either Option was initially granted as a qualified “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, such Option will be treated as a non-qualified option beginning three months following the Resignation Date, and that the Company may thus be required to withhold taxes on his behalf upon his exercise of either Option. Wilson agrees that Section 15 of the respective stock option agreement for each Option, relating to the withholding of taxes, shall continue to apply. Wilson acknowledges that, should the Company elect to reprice outstanding Company stock options in the future, the Company would not expect to extend to Wilson the opportunity to participate in the repricing with respect to the Options.

     5.     Indemnification; Insurance. Wilson will continue to be indemnified to the fullest extent permitted by the Company’s present by-laws and certificate of incorporation for conduct prior to his resignation. The Company will maintain directors and officers liability insurance covering Wilson for conduct during the period prior to his resignation to the same degree as it maintains such insurance for any director or officer of the Company.

     6.     Cooperation in Litigation. Wilson and the Company agree to reasonably cooperate in any legal proceedings whether commenced before or after the Resignation Date.

     7.     Communications with Third Parties; Non-disparagement. Wilson shall coordinate any communications he may have with the Company’s employees, customers and other constituencies with the Company’s chief executive officer. The Company will give Wilson the opportunity to review all press releases and other public statements relating to Wilson’s retirement from and his new role with the Company. The Company and Wilson each agree not to make any false, disparaging or derogatory statements about the other, or about the directors, officers, employees, agents or representatives of the other, to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company.

     8.     Aircraft Lease. The Company agrees to continue, on the terms set forth below and subject to the conditions set forth below, to charter from Jet Connections, Inc. (“JCI”) for the Company’s business purposes the Lear 60 aircraft owned by Wilson’s affiliate, RMSC (the “Aircraft”), which is leased by RMSC to JCI. The Company shall use the Aircraft for at least 300 hours during the one-year period following the Resignation Date, and during each of the two one-year periods thereafter. The Company shall pay to JCI, in accordance with JCI’s normal invoicing practices, the Usage Fee (as defined below) and reasonable incidental expenses in connection with each use of the Aircraft by the Company. The “Usage Fee” shall be $2,350 per hour for usage during the first one-year period, and shall be increased or decreased for each of the two one-year periods thereafter to reflect increases or decreases in the consumer price index. For this purpose, increases or decreases shall be measured with reference to the consumer price index, as published by the U.S. Department of Labor (CPI-U, U.S. City Average, all items, 1982-84=100), in effect at December 31 of the calendar year immediately preceding the commencement of each applicable one-year period. The Company’s obligation to continue to charter and use the Aircraft is subject to the following conditions:

               (a)  The obligation shall terminate at such time as the Aircraft is no longer available to JCI.

               (b)  The Company shall be entitled to terminate its obligation at such time as the Company’s Board reasonably determines that the cost of using the Aircraft (the Usage Fee together with the related incidental expenses) is not as favorable as the cost that could be negotiated with an unaffiliated third party for an alternative aircraft of similar type and quality; provided that, prior to exercising such right to terminate, the Company shall first provide JCI with a reasonable opportunity to match the unaffiliated third party cost.

               (c)  The Company’s hourly commitment shall be reduced to the extent the Aircraft is not available to satisfy any particular request for its use by the Company, provided that the Company has given at least five days’ prior notice to JCI of such request.

               (d)  The Company shall be entitled to terminate its obligation at such time as the Aircraft has not been available, in any three-month period, to satisfy at least 80% of the particular requests for its use made by the Company, regardless of how much prior notice is given by the Company to JCI of the requests.

     9.     Continuing Obligations. Wilson acknowledges and reaffirms his obligations to the Company contained in that certain agreement dated April 25, 1999, a copy of which is attached hereto as Exhibit A (the “Standard Agreement”), and he further agrees that his continuing role as either Chairman Emeritus or a consultant to the Company under the Consulting Agreement (or any successor agreement) shall constitute a “relationship with Eclipsys” within the meaning of the Standard Agreement.

     10.     Non-Competition.

               (a)  During the longer of his service (i) as Chairman Emeritus or (ii) as a consultant under the Consulting Agreement (or any successor agreement), and for one year thereafter, Wilson will not directly or indirectly, in the Restricted Territory (as defined below), engage in any Competitive Business or Enterprise (as defined below) (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly held company or 5% of the outstanding stock of a privately held company). A “Competitive Business or Enterprise” shall mean any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided by the Company or its subsidiaries while Wilson was employed by the Company or during the period when Wilson was serving as Chairman Emeritus or as a consultant to the Company. The “Restricted Territory” shall mean the United States and Canada.

               (b)  If any restriction set forth in this Section 10 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

               (c)  The restrictions contained in this Section 10 are necessary for the protection of the business and goodwill of the Company and are considered by Wilson to be reasonable for such purpose. Wilson agrees that any breach of this Section 10 is likely to cause the Company substantial and irrevocable damage, which would be difficult to measure. Therefore, in the event of any such breach or threatened breach, Wilson agrees that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 10 and Wilson hereby waives the adequacy of a remedy at law as a defense to such relief.

     11.     Release. In consideration of the agreements and covenants of the Company herein, Wilson hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, that he ever had or now has against the Released Parties:

               (a)  arising out of his employment with the Company or the termination of his employment with the Company under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Florida Civil Human Rights

Act, Fla. Stat. Ch. 760.01 et seq. and the Florida Equal Pay Law, Fla. Stat. Ch. 725.07, all as amended;

               (b)  arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., each as amended; or

               (c)  otherwise arising out of the termination of his employment, including, but not limited to, all common law claims, actions in tort, defamation and breach of contract, and any claim (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above;

provided, however, that nothing in this Agreement prevents Wilson from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Wilson acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

     12.     Return of Company Property. Wilson confirms that, except as may otherwise have been agreed between Wilson and the Company’s Chief Executive Officer in order to facilitate Wilson’s performance of his duties under the Consulting Agreement, he has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company vehicles and any other Company-owned property in his possession or control, that he has left intact all electronic Company documents, including, but not limited to, those that he developed or helped develop during his employment, and that he has returned to the Company all copies, whether in electronic or hard-copy form, of all Company documents and materials in his possession . Wilson further confirms that, except as may otherwise have been agreed between Wilson and the Company’s Chief Executive Officer in order to facilitate Wilson’s performance of his duties under the Consulting Agreement, he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts

     13.     Acknowledgments. The Company hereby advises Wilson that he should consult with an attorney of his own choosing prior to signing this Agreement and that he has at least twenty-one (21) days to consider this Agreement before signing it. Wilson acknowledges that he has in fact been given at least twenty-one (21) days to consider this Agreement and that he has in fact consulted with an attorney of his own choosing prior to signing this Agreement. Wilson understands that he may revoke this Agreement for a period of seven (7) days after he signs this Agreement, and that this Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

     14.     Miscellaneous.

               (a)  Entire Agreement. This Agreement, the Consulting Agreement, the Standard Agreement and the Options, as amended hereby, constitute the entire agreement between the parties, and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

               (b)  Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Wilson.

               (c)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to the conflicts of laws provisions thereof). In the event of a dispute between the parties regarding a matter arising under or related to this Agreement, such matter shall be submitted to binding arbitration under the rules of JAMS. The arbitration proceeding shall be held in Palm Beach County, Florida. Each party shall bear their own costs relating to the arbitration. The arbitration shall be conducted before an arbitration panel consisting of three arbitrators. Each party shall select one arbitrator, and the two so selected shall select the third arbitrator. Notwithstanding the foregoing, in the event of a breach of (i) Wilson’s duty of confidentiality as set forth in the Standard Agreement; or (ii) the non-competition or non-disparagement provisions contained in this Agreement, the Company shall have the right to seek appropriate relief including, among other things, injunctive relief, in a court of competent jurisdiction located in Palm Beach County, Florida, and the Company and Wilson each consents to the jurisdiction of such a court. The Company and Wilson each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

               (d)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

               (e)  Waivers. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

               (f)  Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

               (g)  Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

               (h)  Confidentiality. The terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Company and Wilson and their respective agents and representatives and shall not be disclosed except to the extent required by federal or state law (including regulations of the Securities and Exchange Commission) or as otherwise agreed to in writing by the Company and Wilson.

               (i)  Expenses. Each party shall bear its own expenses in connection with the preparation and negotiation of the Letter, this Agreement and the Consulting Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ECLIPSYS CORPORATION

By:	/s/ Eugene V. Fife Eugene V. Fife, Chairman of the Board of Directors

/s/ Harvey J. Wilson Harvey J. Wilson

EXHIBIT A

(Copy of Existing Standard Agreement)

During your relationship, including employment or contact services, with ECLIPSYS CORPORATION or any of its parent, subsidiary, or affiliate entities (Eclipsys), you may have access from time to time to customer lists, patient data, facilities, resources, other trade secrets, or other proprietary information each of which is confidential (Confidential Information) to Eclipsys or its Clients. Accordingly, for valuable and adequate consideration and as a condition precedent to your new or continuing relationship with Eclipsys you agree to the following:

1.	Restricted Accounts. To protect Eclipsys’ investment in each customer and prospect relationship in which you participate during your relationship with Eclipsys (Restricted Account), you agree that such relationship with a Restricted Account constitutes a trade secret belonging exclusively to Eclipsys. For 1 year after termination of your relationship with Eclipsys, you shall not communicate for any business purpose with any Restricted Account. Eclipsys invests in relationships with Restricted Accounts by compensating you for services or reimbursing all or part of your expenses related to such Restricted Accounts. Consequently, you shall indemnify Eclipsys for any loss related to your breach of this Agreement. Such indemnification shall include without limitation the disgorgement of any income, revenues, fees, bonuses, commissions, or other earnings related to a Restricted Account. You shall notify any future employer of the conditions placed on you by this Agreement.

2.	Right to Provide Services. This Agreement shall not operate as a bar to your future provision of services, including within the healthcare industry to competitors of Eclipsys, provided such services are unrelated to Restricted Accounts and do not constitute a misuse of Eclipsys’ trade secret. You acknowledge that trade secrets include without limitation information related to Eclipsys’ customers, prospects, pricing, technology, business strategy, business tactics, financial matters, capital structure, compensation plans, benefits plans, Employees, or third party relationships. Notwithstanding Eclipsys’ investment in your skills, Eclipsys acknowledges that subject to the restrictions in this Agreement, you may use the non-confidential knowledge, experience, and skills you gain during the relationship with Eclipsys for your advantage, except with respect to Restricted Accounts.

3.	Non-solicitation of Employees. During your relationship with Eclipsys and afterward for one year, you shall not, to the maximum extent such restriction is permitted by applicable law, directly or indirectly; hire, recruit, recommend or otherwise solicit for the purpose of employment any person who was an Eclipsys’ employee or consultant within six mouths of the date of any such activity.

4.	Confidentiality. During or after your relationship with Eclipsys you, directly or indirectly, shall not use, disclose, or permit the disclosure of any Confidential Information, except as authorized by Eclipsys and for the benefit of Eclipsys. You shall not remove or retain any Confidential Information without the written consent of Eclipsys. Upon termination of your relationship with Eclipsys, you shall return all property of Eclipsys or its Clients. You shall not retain any copies.

5.	Ownership of Intellectual Property. If during your relationship with Eclipsys or afterward for 1 year, you discover, invent, improve or create any process, design, article, computer program, documentation or other work of authorship (Developments) which arose out of your work with Eclipsys; then such Developments shall be the exclusive property of Eclipsys. You shall promptly disclose to Eclipsys in writing any such Developments. Without additional compensation you shall execute any documents which Eclipsys deems appropriate for protecting its intellectual property rights. You shall assign and transfer to Eclipsys your entire right, title, and interest in and to such Developments, including any moral rights that you may claim in any Developments, to perfect assignment and otherwise more fully evidence Eclipsys’ ownership of such Developments. Eclipsys shall pay its expenses of securing any intellectual property registration. Regardless of your relationship with Eclipsys at the time, you shall cooperate with Eclipsys with respect to any proceeding involving any Developments.

6.	Severability and Modification. If any provision in this Agreement is held void or unenforceable in whole or in part, then such holding shall not affect the validity of any other provision, If any provision in this Agreement is held unenforceable due to excessive scope in terms of geography, time, activity, subject matter, or otherwise; then such provision shall be modified to the extent required to be enforceable under the applicable law.

7.	Acceptance. Agreed and accepted this 25th day of April, 1999 by,

/s/ HJW	HARVEY J. WILSON

Signature	Printed Name

This note contains Eclipsys’ confidential information and shall not be duplicated or disclosed without Eclipsys’ permission.